Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES FEBRUARY CASH DISTRIBUTION

DALLAS, Texas, February 16, 2021 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.016492 per unit, payable on March 12, 2021, to unit holders of record on February 26, 2021.

This month’s distribution increased slightly from the previous month as the result of increased prices for both oil and gas. General and administrative expenses were lower this month compared to the previous month. The Trust was advised by Blackbeard that the Waddell Ranch properties were in a deficit of $240,856 for the month of December, with the deficit increasing to be recovered to $7.8 million in the months to come. The Texas Royalty Properties reflected an increase in both oil and gas production offset by a decrease in gas pricing but with an increase in oil pricing. This reflects the production month of December.

WADDELL RANCH

In reporting December production of the Underlying Properties for this month’s press release, production for oil volumes was 60,513 bbls and was priced at about $44.12 per bbl. Production for gas volumes (including gas liquids) was 198,389 mcf and was priced at about $2.61 per mcf. Net revenue for the underlying properties of the Waddell ranch was $3,544,759 for December. Lease Operating Expenses were $13,533 after some prior period adjustments and Capital Expenditures were $3,852,368 for December. This would put the Trust’s proceeds as a deficit of $240,856 for the month of December, leaving a cost deficit cumulative of $7.8 million.

Blackbeard advised beginning in April 2020, twenty new drill wells were started and sixteen were completed and are in production. Four drilled wells are a work in progress as of December 2020.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 18,861 barrels of oil and 13,349 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 17,918 barrels of oil and 12,682 of gas. The average price for oil was $43.60 per bbl and for gas was $3.65 per Mcf. This would primarily reflect production and pricing for the month of December for oil and the month of November for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $871,128. Deducted from these were taxes of $115,071 and adding in the reimbursement of ad valorem taxes of $110,176 resulting in a Net Profit of $866,233 for the month of December. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $822,921 to this month’s distribution.

Blackbeard Operating has advised the Trust of the second half of 2020 capital budget for the Waddell Ranch reflecting 9.4 new drill wells at an estimated $7.5 million, net to the Trust. Also, workovers at an estimated $700,000, Plug & Abandonment (P&A) of 8.3 wells at an estimated cost of $200,000 net to the trust, and facilities work of $1.3 million net to the Trust. There are 4.5 recompletions planned for the year of 2020 at an estimated cost of $800,000, net to the Trust. This would bring the total capital expenditure budget to $10.6 million net to the trust of drilling and projects for 2020.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	60,513	198,389	45,385	148,792	*	$44.12	$2.61	**
Texas Royalties	18,861	13,349	17,918	12,682	*	$43.60	$3.65	**
Prior Month
Waddell Ranch	55,767	178,972	41,825	134,229	*	$38.22	$0.90	**
Texas Royalties	18,638	13,094	15,734	11,055	*	$37.41	$4.01	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $54,695 resulting in a distribution of $768,697 to 46,608,796 units outstanding, or $0.016492 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2020 tax information packets are expected to begin mailing directly to unit holders in early March 2021. A copy of the 2020 tax information booklet has been posted on Permian’s website. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. Both calculators have been updated for 2020 tax reporting.

The 2019 Annual Report with Form 10-K and the January 1, 2020 Reserve Summary is now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839